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                            STERLING SOFTWARE, INC.                EXHIBIT 11(c)
                       COMPUTATION OF EARNINGS PER SHARE
                        NINE MONTHS ENDED JUNE 30, 1994
                 (in thousands, except per share information)


                                                                         Fully
                                                            Primary     Diluted
                                                            -------     -------
Earnings:
  Earnings applicable to common stockholders..............  $39,379     $39,379
  Add:  Interest expense on amounts outstanding for the
          5 3/4% Convertible Subordinated Debentures (net
          of applicable income taxes).....................                3,160
        Interest income on investment of proceeds from
          assumed conversion of options and warrants (net
          of applicable income taxes).....................      115         103
                                                            -------     -------
                                                            $39,494     $42,642
                                                            =======     =======
Shares:
  Weighted average of shares outstanding..................   19,251      19,251
  Add common shares issued on assumed exercise of options
    and warrants.........................................     7,360       7,360
   Less common shares assumed repurchased................    (4,043)     (4,043)
                                                            -------     -------

                                                             22,568      22,568
                                                            =======
Common shares issued on assumed conversion of 5 3/4%
  Convertible Subordinated Debentures.....................                4,056
                                                                        -------

                                                                         26,624
                                                                        =======
Earnings per common share:
  Primary.................................................    $1.75
                                                            =======
  Fully diluted...........................................                $1.60
                                                                        =======